Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS $53 MILLION IN ADJUSTED EBITDA EXCLUDING TRANSITION AND RESTRUCTURING EXPENSES1 FOR THE FIRST QUARTER OF 2009

New Service Plans Launched April 15th Show Strong Momentum in Gross Adds and ARPU

WARREN, N.J., May 11, 2009 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today reported its financial and operational results for the three months ended March 31, 2009.

First quarter 2009 highlights2:

•	Total operating revenues of $337.3 million, up 2% year over year; Net service revenues of $318.1 million, up 4% year over year

•	Adjusted EBITDA of $49.5 million; Adjusted EBITDA excluding transition and restructuring expenses of $52.6 million, up 83% year over year[1]

•	Net income of $19.1 million compared to net income of $4.7 million in the first quarter of 2008, up 301%

•	Earnings per diluted share of $0.19; Adjusted earnings per diluted share of $0.24[1]; compared to earnings per diluted share of $0.07 in the first quarter of 2008, up 243%

•	Free cash flow of $7.0 million compared to $10.4 million in the first quarter of 2008

[1]

Excludes transition and restructuring expenses related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling $3.0 million in the first quarter of 2009. Adjusted earnings per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings per share are net of minority interest and taxes. The first quarter of 2008 did not have transition and restructuring expenses or amortization of intangibles.

[2]	All highlights for the current year include the impact of the acquisition of Helio, which closed on August 22, 2008.

“We are pleased with our first quarter results and the initial success of our new offers focused on high-quality customer additions,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “Gross customer additions on hybrid plans grew to 55% of the total in the first quarter. Meanwhile, our Adjusted EBITDA excluding transition and restructuring expenses grew by 83% year over year, producing $7.0 million of free cash flow.”

“On April 15 we launched our new $49.99 unlimited plan,” continued Schulman. “We also brought to the market differentiated text messaging bundles and our “Pink Slip Protection” program to help our customers weather the current economic storm. These new offers have significantly increased our number of high-quality gross additions, with initial results showing the percentage of customers signing on for unlimited plans growing more than 5 times. With our new unlimited offer, affordable handsets and high-quality network and service, we believe that Virgin Mobile USA offers the best overall value propositions for consumers. We believe that these new offers will allow us to grow ARPU sequentially in the second half of the year.”

“Because of our strong performance in the first quarter, we are increasing our guidance for Adjusted EBITDA and free cash flow for 2009. Adjusted EBITDA excluding transition and restructuring expenses is expected to be $127 to $142 million, and free cash flow is expected to be $45 to $55 million for the full year 2009,” Schulman said.

Overview and Basis of Presentation

Financial results for Helio are included in Virgin Mobile USA’s results beginning on August 22, 2008. This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, Average Revenue Per User (ARPU), Cash Cost Per User (CCPU), Cost Per Gross Addition (CPGA), Free cash flow, Adjusted EBITDA excluding transition and restructuring expenses and Adjusted EBITDA margin excluding transition and restructuring expenses, Adjusted EPS excluding the amortization of intangibles associated with the acquisition of Helio and Adjusted EPS excluding the amortization of intangibles associated with the acquisition of Helio, and transition and restructuring expenses which are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless service providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

New Pronouncements and Changes in Accounting Principle

With the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, net income has been redefined and is now calculated before the reduction to earnings for the noncontrolling interest of Sprint Nextel and EarthLink in Virgin Mobile USA, L.P.

Effective December 31, 2008, Virgin Mobile USA elected to change the method of accounting for regulatory fees and tax surcharges, primarily Universal Service Fund, or USF, contributions from a net basis to a gross basis in the Statements of Operations. As originally reported, the Company accounted for USF contributions on a net basis such that the USF remittance to the government agencies was recorded as cost of service and the surcharge collected from customers to cover our costs and contributions was recorded as a reduction of cost of service. The Company changed its accounting policy to account for USF contributions on a gross basis such that USF collected from customers is recorded in net service revenue and remittances to government agencies is recorded in cost of service. This change in accounting principle increased both net service revenue and cost of service by $3.2 million compared to the previously reported amounts for the quarter ended March 31, 2008. This change in accounting principle does not change previously reported operating income or net income.

Key Financial & Operating Results for the First Quarter of 2009

	Three Months Ended March 31,
	2009	2008
($ in thousands, except per share amounts)	(Unaudited)
Net service revenue	$318,099	$306,990
Total operating revenue	337,288	330,017
Operating income	36,208	16,603
Net income	19,060	4,749
Adjusted EBITDA	49,543	28,702
Adjusted EBITDA margin	15.6%	9.3%
Adjusted EBITDA, excluding transition and restructuring expenses(1)	52,571	28,702
Adjusted EBITDA, margin excluding transition and restructuring expenses (1)	16.5%	9.3%
Net income attributable to Virgin Mobile USA, Inc. per common share - basic	$0.21	$0.09
Net income attributable to Virgin Mobile USA, Inc. per common share - diluted	$0.19	$0.07
Adjusted earnings per common share - diluted(1)	$0.22	$0.07
Adjusted earnings per share excluding amortization of intangible assets, transition and restructuring expenses - diluted(1)	$0.24	$0.07
Interest expense - net	5,587	9,339
Capital expenditures	3,166	6,241

[1]

Excludes transition and restructuring expenses related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling $3.0 million in the first quarter of 2009. Adjusted earnings per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings per share are net of minority interest and taxes. The first quarter of 2008 did not have transition and restructuring expenses or amortization of intangibles.

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Gross additions	630,259	795,575
Churn	4.8%	5.1%
Net customer additions	(133,292)	17,772
End-of-period customers	5,247,018	5,103,658
ARPU	$20.08	$20.14
CCPU	$12.79	$12.22
CPGA	$104.72	$115.59
Free cash flow (in thousands)	$7,044	$10,386

During the first quarter of 2009, Virgin Mobile USA’s net service revenue was $318.1 million, an increase of 4% versus the same period in 2008. Net service revenue in the quarter grew with the addition of Helio and was benefited by the continued adoption of our hybrid plans and growth in data revenue. Data revenue in the first quarter of 2009 was 22% of net service revenue, up from 20% in the fourth quarter of 2008.

Adjusted EBITDA in the first quarter of 2009 was $49.5 million. Adjusted EBITDA excluding transition and restructuring expenses in the first quarter of 2009 was $52.6 million, an increase of 83% compared to Adjusted EBITDA of $28.7 million in the first quarter of 2008. Transition and restructuring expenses in the first quarter of 2009 included approximately $3.0 million of expenses associated with the outsourcing of IT services to IBM, acquisition of Helio and workforce reduction. Adjusted EBITDA margin was 15.6% in the first quarter of 2009. Adjusted EBITDA margin excluding transition and restructuring expenses was 16.5% in the first quarter of 2009, up from 9.3% in the first quarter of 2008. In the first quarter of 2009, Virgin Mobile USA’s Adjusted EBITDA benefited from the Company’s stated goal to focus on high-quality customer additions, which stimulated growth in the percentage of high-ARPU hybrid customer additions and a 16% increase in high-end handset sales, and contributed to the reduction in gross customer additions. Adjusted EBITDA also benefited from lower gross customer additions due to aggressive competitive product launches during the quarter, to which Virgin Mobile USA responded with its innovative new service plans, launched on April 15, 2009. Virgin Mobile USA’s Adjusted EBITDA also continued to benefit from operating cost efficiency initiatives taken in 2008.

Virgin Mobile USA’s net income for the first quarter of 2009 was $19.1 million, compared to net income of $4.7 million for the first quarter of 2008. Adjusted earnings per diluted share excluding amortization of intangible assets and transition and restructuring expenses were $0.24 in the first quarter of 2009 compared to earnings per diluted share of $0.07 for the first quarter of 2008. Earnings per diluted share in the first quarter of 2009 benefited from planned cost efficiencies in the business, including improved per unit network costs.

Free cash flow totaled $7.0 million for the first quarter of 2009, compared to $10.4 million in the quarter ended March 31, 2008. The year over year decrease was primarily the result of higher payments for network costs and operating expenses associated with our acquisition of Helio in August 2008, and timing of working capital. Capital expenditures for the quarter ended March 31, 2009 were $3.2 million, compared to $6.2 million for the quarter ended March 31, 2008.

In 2008, Virgin Mobile USA acquired Helio and, in conjunction with the acquisition, made changes to its capital structure, including a significant reduction in the Company’s outstanding debt, which the Company believes improved its structure and outlook. Net interest expense in the quarter ended March 31, 2009 was $5.6 million, down 40% from $9.3 million last year.

John Feehan, Chief Financial Officer of Virgin Mobile USA, commented, “We continued to produce excellent profitability and free cash flow in the first quarter of 2009 as a result of our strategic planning, strong operational discipline and focus on improving our capital structure. Our business model, as expected, is proving to be resilient in these difficult economic times and we believe our focus on high-quality customer growth will allow us to increase our hybrid base while significantly growing profitability and free cash flow in 2009 and beyond.”

Key Metric Performance Review for the First Quarter of 2009

Gross customer additions (or new Virgin Mobile USA customers who activated their accounts) during the first quarter of 2009 totaled 630,259, compared to gross customer additions of 795,575 in the first quarter of 2008. The overall decrease in gross adds in the first quarter of 2009 was a result of the expected impact of competitive launches during the quarter, as well as the Company’s stated strategic focus on high lifetime value customer acquisition. The growth in our hybrid plans continues to trend favorably and in the first quarter of 2009 accounted for 55% of Virgin Mobile USA’s gross adds. In the second quarter of 2009, Virgin

Mobile USA launched new service plans, including “Totally Unlimited Calling” for $49.99 and the new “Texter’s Delight”, which are showing strong initial success and are expected to stimulate growth in customer additions and revenues in the second half of the year.

The Company’s cost per gross addition (CPGA) for the first quarter of 2009 was $104.72, compared to CPGA of $115.59 in the first quarter of 2008. CPGA in the first quarter of 2009 improved by 9% despite the incremental costs associated with postpaid as well as lower year over year gross customer additions which typically increases CPGA as fixed costs are applied to a smaller base. Virgin Mobile USA’s focus on high-quality customer growth resulted in a 16% increase in handset sales at the $50 and above level, which contributed to improving handset margins. CPGA also benefited from lower sales and marketing expenses as well as supply chain efficiencies.

The Company’s cash cost per user (CCPU) for the first quarter of 2009 was $12.79, compared to $12.22 in the first quarter of 2008. CCPU in the first quarter of 2009 was higher due to an increase in usage associated with Helio, as well as the continued growth of our hybrid plans. CCPU in the first quarter of 2009 was also impacted by approximately $3.0 million in transition and restructuring expenses, which did not exist in the first quarter of 2008.

Churn, or average monthly customer turnover, for the three months ended March 31, 2009 was 4.8%, a 30 basis point improvement over the same period in 2008. Customer churn in the first quarter of 2009 benefited from the continued success of our monthly hybrid plans, which provide incentives for customers to top up within 30 days, as well as other new customer lifetime management initiatives implemented in the second half of 2008. As of March 31, 2009, the Company had approximately 5.2 million customers.

Average revenue per user (ARPU) for the first quarter of 2009 was $20.08, flat compared to ARPU of $20.14 in the first quarter of 2008, and a decrease of 5% from $21.14 in the fourth quarter of 2008. The sequential decline in ARPU is driven by the ongoing consumer trend of the replacement of voice minutes with messaging. Messaging traffic at Virgin Mobile USA continues to grow rapidly, with monthly messaging growing by 26% in the first quarter of 2009 over the monthly messaging rate in the fourth quarter of 2008. Data is now 22% of total net service revenue, compared to 20% in the fourth quarter of 2008. On April 15, 2009, Virgin Mobile USA launched its innovative new “Texter’s Delight” plans, one of which offers unlimited texting for $19.99 with 10-cent voice minutes, designed to address this ongoing consumer trend.

Outlook

Full Year 2009

Virgin Mobile USA’s strategic focus on high-quality customer growth, along with its strong cost discipline, have led to a strong financial performance thus far in 2009. Cost improvements throughout the organization have been implemented ahead of plan, allowing the Company to over-perform in both Adjusted EBITDA and Free cash flow. Due to this strong execution, the Company is increasing its guidance for both Adjusted EBITDA and Free cash flow for 2009.

•	Adjusted EBITDA is expected to be approximately $120 - $135 million; Adjusted EBITDA excluding transition and restructuring expenses is expected to be $127 - $142 million.

•	Free cash flow is expected to be $45 - $55 million.

Second Quarter 2009

•	Adjusted EBITDA is expected to be approximately $33 - $37 million; Adjusted EBITDA excluding transition and restructuring expenses is expected to be in the range of $35 - $39 million.

•	Free cash flow is expected to be $15 - $20 million.

Recent highlights

•	Launched “Totally Unlimited Calling for $49.99” and our innovative new “Texter’s Delight” plans, offering unlimited texts with 10-cent voice minutes for $19.99.

•

Introduced the only unemployment plan in the wireless industry, with “Pink Slip Protection” offering three months of free service to our eligible customers who lose their jobs while using our services, subject to certain conditions.

•	Introduced the Company’s newest QWERTY handset, the X-tc, a high-quality handset competitively priced at $99.99.

•

Partnered with Best Buy in the fight against breast cancer with the launch of the LG Pink Flare limited edition handset, from which five dollars from every purchase went toward funding life-saving breast cancer research and community health programs. Virgin Mobile USA and Best Buy subsequently presented a check in the amount of $150,000 to Susan G. Komen for the Cure.

•	Sponsored the Britney Spears “Circus” tour, which has wrapped up its North American leg, having generated awareness about Virgin Mobile USA to hundreds of thousands in 25 cities.

•	Debuted the highly anticipated Ocean 2 postpaid handset to positive reviews.

•	Added more features from our postpaid devices to prepaid handsets including Google Maps.

•	Launched a new marketing initiative and media campaign inviting consumers to “Take Advantage of Virgin Mobile” by benefiting from the many features and options the Company currently offers.

Earnings Conference Call

Virgin Mobile USA will host a conference call Monday, May 11, 2009 at 8:00 A.M. (EDT) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 1-888-354-3598 (toll-free domestic) or 1-706-643-8861 (international); passcode: 97373250. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 1-800-642-1687 (toll-free domestic) or 1-706-645-9291 (international); passcode: 97373250. The webcast will be archived on Virgin Mobile USA’s web site after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE:VM], through its operating company Virgin Mobile USA, L.P., offers more than 5 million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts, with coverage powered by the Nationwide Sprint Network.

Virgin Mobile USA is known for its award-winning customer service, with more than 90% of its customers reporting satisfaction. Virgin Mobile USA service recently announced its Pink Slip Protection program, which provides eligible monthly plan customers who lose their jobs and become eligible for state unemployment benefits free service for up to three months*. Its full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at almost 150,000 locations. Virgin Mobile USA also offers unlimited all-in contract plans with advanced devices like the Ocean 2.

*	Subject to certain terms and conditions

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission or SEC, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$22,475	$12,030
Accounts receivable, less allowances of $4,878 at March 31, 2009 and $6,345 at December 31, 2008	46,124	64,737
Due from related parties	86	132
Other receivables	6,438	12,993
Inventories	109,406	132,410
Prepaid expenses and other current assets	24,496	21,563

Total current assets	209,025	243,865

Property and equipment	186,224	183,058
Accumulated depreciation and amortization	(141,700)	(133,888)

Property and equipment - net	44,524	49,170
Acquired intangible assets - net	47,417	49,903
Goodwill	11,368	11,487
Other assets	11,480	12,643

Total assets	$323,814	$367,068

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59,994	$96,365
Due to related parties	40,440	55,838
Accrued expenses and other current liabilities	93,036	112,842
Deferred revenue	130,559	136,367
Current portion of long-term debt	26,395	26,395

Total current liabilities	350,424	427,807
Long-term debt	164,180	170,779
Related party debt	80,000	70,000
Due to related parties	10,626	—
Other liabilities	364	2,365

Total liabilities	605,594	670,951

Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 50,000 shares authorized issued and outstanding at December 31, 2008	—	50,000
Equity:
Virgin Mobile USA, Inc. stockholders’ equity:
Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 51,500 shares authorized, issued and outstanding at March 31, 2009	1	—
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized, and 65,019,312 shares issued and outstanding, net of 39,161 treasury shares at March 31, 2009, and 64,709,646 shares issued and outstanding, net of 37,560 treasury shares at December 31, 2008	650	647
Class C common stock, par value $0.01 per share - 999,999 shares authorized, and 115,062 shares issued and outstanding at March 31, 2009 and December 31, 2008	1	1
Class B common stock, par value $0.01 per share - 2 shares authorized, issued and outstanding at March 31, 2009 and 1 share authorized, issued and outstanding at December 31, 2008	—	—
Additional paid-in-capital	443,676	390,637
Accumulated deficit	(733,446)	(746,915)

Total Virgin Mobile USA, Inc. stockholders’ deficit	(289,118)	(355,630)
Noncontrolling interest	7,338	1,747

Total equity	(281,780)	(353,883)

Total liabilities and equity	$323,814	$367,068

Virgin Mobile USA, Inc.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating revenue
Net service revenue	$318,099	$306,990
Net equipment and other revenue	19,189	23,027

Total operating revenue	337,288	330,017

Operating expenses
Cost of service (exclusive of depreciation and amortization)	95,590	86,718
Cost of equipment	79,391	105,018
Selling, general and administrative (exclusive of depreciation and amortization)	115,050	113,000
Restructuring	751	—
Depreciation and amortization	10,298	8,678

Total operating expenses	301,080	313,414

Operating income	36,208	16,603

Other expense (income)
Interest expense	5,590	9,390
Interest income	(3)	(51)

Total interest expense - net	5,587	9,339
Other expense	10,632	2,080

Total other expense - net	16,219	11,419

Income before income tax expense	19,989	5,184
Income tax expense	929	435

Net income	19,060	4,749
Less: Net income attributable to the noncontrolling interest	5,591	—

Net income attributable to Virgin Mobile USA, Inc.	13,469	4,749
Preferred stock dividends	99	—

Net income attributable to Virgin Mobile USA, Inc. common stockholders	$13,370	$4,749

Net income	$19,060	$4,749
Other comprehensive loss:
Loss on interest rate swap	—	(2,263)

Comprehensive income	19,060	2,486
Comprehensive income attributable to the noncontrolling interest	5,591	—

Total Comprehensive income attributable to Virgin Mobile USA, Inc. common stockholders	$13,469	$2,486

Basic and diluted earnings per share information:
Net income available to Virgin Mobile USA, Inc. common stockholders - basic	$0.21	$0.09
Net income available to Virgin Mobile USA, Inc. common stockholders - diluted	$0.19	$0.07

Weighted average common shares outstanding - basic	64,515	52,757
Weighted average common shares outstanding - diluted	70,399	64,828

Virgin Mobile USA, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2009	2008
Operating Activities
Net income	$19,060	$4,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,298	8,678
Amortization of deferred financing costs	212	298
Non-cash charges for stock-based compensation	3,043	3,421
Provision for uncollectible accounts receivable	151	—
Changes in assets and liabilities:
Accounts receivable	18,462	10,206
Due from related parties	46	163
Other receivables	6,555	222
Inventories	23,004	13,414
Prepaid expenses and other assets	(1,982)	(6,101)
Accounts payable	(36,371)	(31,607)
Due to related parties	(4,772)	14,634
Deferred revenue	(5,808)	(364)
Accrued expenses and other liabilities	(21,688)	(1,086)

Net cash provided by operating activities	10,210	16,627

Investing Activities
Capital expenditures	(3,166)	(6,241)

Net cash used in investing activities	(3,166)	(6,241)

Financing Activities
Repayment of long-term debt	(6,599)	(8,167)
Net change in related party debt	10,000	—
Net change in book cash overdraft	—	(1,983)
Other	—	(250)

Net cash provided by (used in) financing activities	3,401	(10,400)

Net increase (decrease) in cash and cash equivalents	10,445	(14)
Cash and cash equivalents at beginning of year	12,030	19

Cash and cash equivalents at end of period	$22,475	$5

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, Average Revenue Per User, or ARPU, Cash Cost Per User, or CCPU, Cost Per Gross Addition, or CPGA, Free cash flow, Adjusted EBITDA excluding transition and restructuring expenses and Adjusted EBITDA margin excluding transition and restructuring expenses, Adjusted earnings (loss) per share excluding the amortization of intangibles, and Adjusted earnings (loss) per share excluding the amortization of intangibles, and transition and restructuring expenses. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communications industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communications providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers who activated an account during a period or, in the case of postpaid, the number of new or existing customers who entered into a new long-term contract (rather than an extension of an existing contract), unadjusted for churn during the same period. In measuring gross additions, we begin with account activations and exclude returns, customers who have reactivated and fraudulent activations. Returns include “remorse returns” for our postpaid offers, within 30 days of activation, and retailer returns for our prepaid offers, with the timing dependent on the retailer’s policy. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers who disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers who disconnect from our service is calculated as the total number of customers who disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured, divided by the number of days in the period. For our prepaid offers, churn includes those pay-by-the-minute customers who we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers who we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who are engaged in a retention program or who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers who voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation because it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. We also have a “Service Preserver” option which allows customers to extend the 150-day period to one year by replenishing their account using an annual top-up. In this case, we will automatically disconnect their service if an additional top-up is not made within 415 days of the qualifying annual top-up. For our postpaid offers, churn includes those customers who either disconnect from our service voluntarily or whose service we disconnect for nonpayment. These calculations are consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represents the number of new customers who activated an account during a period or, in the case of postpaid, the number of new or existing customers who entered into a new long-term contract (rather than an extension of an existing contract), adjusted for churn during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense-net, income tax expense, tax receivable agreements expense, depreciation and amortization (including the amortization of intangibles associated with our acquisition of Helio), write-offs of property and equipment, non-cash compensation expense, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments L.P. prior to the completion of the IPO. Effective this quarter, it is no longer necessary to exclude non-controlling interest, or minority interest, given that it is excluded in the redefinition of net income, included in Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, or FAS 160. This redefinition has been applied retrospectively for presentation purposes. Although the above are all necessary elements of our cost structure, they are customary adjustments in the calculation of supplemental metrics. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items which do not relate to our core operating performance. Adjustments relating to interest expense, income tax expense, depreciation and amortization and write-offs of fixed assets are each customary adjustments in the calculation of supplemental measures of performance. We also exclude tax receivable agreement-related expenses for payments to the Virgin Group for the utilization of net operating loss carryforwards, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, as we consider them to be the functional equivalent of paying taxes. We believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. The expenses of Bluebottle USA Investments L.P. also do not relate to our core operating performance and are, therefore, excluded. We believe that the exclusion of equity issued to a member and debt extinguishment costs is appropriate because these charges relate to the debt and equity portions of our capital structure and are not expected to be incurred in future periods. We believe such adjustments are meaningful because they arrive at an indicator of our core operating performance which our management uses to evaluate our business. Specifically, our management uses Adjusted EBITDA in its calculation of compensation targets, preparation of budgets and evaluations of performance.

We believe that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our company’s overall operating performance and that this metric facilitates comparisons with other wireless communications companies. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, as an alternative to net income, operating income or any other measures derived in accordance with GAAP, or as a substitute for analysis of our results as reported under GAAP. The items we eliminate in calculating Adjusted EBITDA are significant to our business: (1) interest expense-net is a necessary element of our costs and ability to generate revenue because we incur interest expense related to any outstanding indebtedness, (2) to the extent that we incur income taxes, they represent a necessary element of our costs and our ability to generate revenue because ongoing revenue generation is expected to result in future income tax expense, (3) depreciation and amortization are necessary elements of our costs, (4) write-offs of property and equipment eliminate non-productive assets from our balance sheet, reconciling it to our earnings, (5) tax receivable agreements expenses are the costs related to our tax receivable agreements, as they are reimbursements to the Virgin Group, for the utilization of net operating loss carryforwards we received as part of the IPO, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, (6) non-cash compensation expense is expected to be a recurring component of our costs which may allow us to incur lower cash compensation costs to the extent that we grant non-cash compensation, (7) expense resulting from equity issued to a member represents an actual cost relating to a prior contractual obligation, and (8) expenses associated with Bluebottle USA Investments L.P. prior to the IPO. Furthermore, any measure that eliminates components of our capital structure and the carrying costs associated with the property and equipment on our balance sheet has material limitations as a performance measure. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Adjusted EBITDA margin is used to measure our Adjusted EBITDA performance relative to our net service revenue so that we can gauge the performance of Adjusted EBITDA normalized for the changing scale of our business. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our net service revenue.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
(In thousands, except percentages)	(Unaudited)
Net income	$19,060	$4,749
Plus:
Depreciation and amortization	10,298	8,678
Interest expense - net	5,587	9,339
Income tax expense	929	435
Tax receivable agreements expense	10,626	2,080
Non-cash compensation expense	3,043	3,421

Adjusted EBITDA	$49,543	$28,702
Plus:
Restructuring expense (excluding non-cash items)	751	—
Helio transition expense	2,277	—

Adjusted EBITDA, excluding transition and restructuring expenses	$52,571	$28,702

Adjusted EBITDA margin
Adjusted EBITDA	$49,543	$28,702
Net service revenue	318,099	306,990

Adjusted EBITDA margin	15.6%	9.3%

Adjusted EBITDA margin, excluding transition and restructuring expenses
Adjusted EBITDA, excluding transition and restructuring expenses	$52,571	$28,702
Net service revenue	318,099	306,990

Adjusted EBITDA margin, excluding transition and restructuring expenses	16.5%	9.3%

ARPU is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during that period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
(In thousands, except number of months and ARPU)	(Unaudited)
Net service revenue	$318,099	$306,990
Divided by weighted average number of customers	5,280	5,081
Divided by number of months in the period	3	3

ARPU	$20.08	$20.14

CCPU is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (1) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (2) general and administrative expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO, non-cash compensation expense and write-offs of property and equipment, (3) restructuring expense, (4) net loss on equipment sold to existing customers, (5) cooperative advertising in support of existing customers and (6) other expense (income), excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA Investments

L.P., prior to the IPO. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communications companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
(in thousands, except number of months and CCPU)	(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$95,590	$86,718
Less: Cost of service associated with initial customer acquisition	(297)	(500)
Add: General and administrative expenses	93,317	84,513
Add: Restructuring expense	751	—
Less: Non-cash compensation expense	(3,043)	(3,421)
Add: Net loss on equipment sold to existing customers	15,874	18,361
Add: Cooperative advertising expenses in support of existing customers	387	607
Add: Other expense, net of tax receivable agreements expense	6	—

Total CCPU costs	$202,585	$186,278
Divided by weighted average number of customers	5,280	5,081
Divided by number of months in the period	3	3

CCPU	$12.79	$12.22

CPGA is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (1) selling expenses less cooperative advertising in support of existing customers, (2) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, write-offs of property and equipment and equity previously issued to a member of Virgin Mobile USA, LLC, and (3) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communications providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
(In thousands, except CPGA)	(Unaudited)
Selling expenses	$21,733	$28,487
Add: Cost of equipment	79,391	105,018
Less: Net equipment revenue	(19,189)	(23,027)
Less: Net loss on equipment sold to existing customers	(15,874)	(18,361)
Less: Cooperative advertising in support of existing customers	(387)	(607)
Add: Cost of service associated with initial customer acquisition	297	500

Total CPGA costs	$65,971	$92,010
Divided by gross additions	630	796

CPGA	$104.72	$115.59

Free cash flow, a non-GAAP measure, is calculated as net cash provided by operating activities less capital expenditures. Free cash flow is an indicator of cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measures helps to (1) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (2) measure our ability to pursue growth opportunities, and (3) determine the amount of cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends subject to the terms and conditions of our Senior Credit Agreement. Given that our business is not capital intensive, we believe these measures to be of particular relevance and utility. We also use Free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of Free cash flow and reconciles it to cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
(in thousands)	(Unaudited)
Net cash provided by operating activities	$10,210	$16,627
Less: Capital expenditures	(3,166)	(6,241)

Free cash flow	$7,044	$10,386

Adjusted earnings per share. The Company is presenting adjusted earnings per share which excludes the amortization of intangibles associated with the acquisition of Helio which occurred on August 22, 2008 as well as transition and restructuring expenses associated with the acquisition of Helio, the outsourcing of IT services to IBM and the workforce reduction taken in the fourth quarter of 2008.

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Diluted earnings per share available to Virgin Mobile USA, Inc. common stockholders:
Net income per share - diluted	$0.19	$0.07
Amortization of intangibles per share(1)	0.03	—

Adjusted earnings per share	0.22	0.07
Restructuring and Helio transition expense(1)	0.02	—

Adjusted earnings per share - diluted, excluding amortization of intangibles, and transition and restructuring expenses	$0.24	$0.07

(1)	Adjustment amounts are presented net of taxes and minority interest share.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/